Exhibit 3.8

State of Delaware Secretary of State Division of Corporations Delivered 05:25 PM 05/13/2008 FILED 05:25 PM 05/13/2008 SRV 080542171 - 4547682 FILE

CERTIFICATE OF FORMATION

OF

CARROLS LLC

1. The name of the limited liability company is CARROLS LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Carrols LLC this 13th day of May, 2008.

/s/ William E. Myers
William E. Myers
Authorized Person

CARROLS CORPORATION

CONSENT TO USE OF NAME

Carrols Corporation, a corporation organized under the laws of the State of Delaware, hereby consents to the (organization) (qualification) of Carrols LLC in the State of Delaware.

IN WITNESS WHEREOF, the said Carrols Corporation has caused this consent to be executed by its Vice President this 14th day of May, 2008.

Carrols Corporation

By: /s/ William E. Myers
Name: William E. Myers
Title: Vice President